EXHIBIT 99.1

STEPAN REPORTS FIRST QUARTER RESULTS

NORTHFIELD, Illinois, April 29, 2003 — Stepan Company (NYSE: SCL) today reported first quarter results for the period ended March 31, 2003.

Net earnings for the first quarter were $2,288,000, or $0.23 per diluted share, a decrease of 40 percent from $3,810,000, or $0.39 per diluted share a year ago. Net sales increased three percent in the first quarter to $187,080,000 from $181,156,000, in the prior year quarter. The increase in sales was attributable to a two percent increase in volume and higher foreign sales due to the favorable effect of foreign currency translation against the weaker U.S. dollar.

“Significantly higher energy costs, coupled with higher freight, raw material and pension costs, led to the disappointing results,” said F. Quinn Stepan, Chairman and CEO. “Sales volume gains in Europe were tempered by lower growth in North America due to the weak economy.”

Surfactant earnings declined in North America due to the combined effect of energy and freight cost increases, lower contributions from higher margin products and relatively flat sales volume. Higher energy costs were driven by the recent rapid escalation of natural gas prices. European surfactant earnings also declined even though sales volume rose by nine percent. Higher energy costs, raw material costs and a planned maintenance shutdown in Germany all contributed to the weaker results in Europe. Latin America posted modest earnings improvement with increased fabric softener sales in Mexico. Surfactants represented 82 percent of company revenues.

Polymer earnings declined on weaker polyurethane polyol earnings as a result of rising raw material costs driven by higher crude oil prices. Polyurethane polyol volume was flat in North America, while higher overseas. Phthalic anhydride earnings rose although volume was flat. Polyurethane systems recorded a loss on continued weak sales volume. Polymers represented 15 percent of company revenues.

Specialty products posted slightly higher earnings on higher than usual order patterns for flavoring and pharmaceutical applications. Specialty products represented three percent of company revenues.

Operating expenses declined six percent, primarily due to a $2.2 million decline in deferred compensation within administrative expenses. The deferred compensation plan resulted in $0.9 million of income for the quarter versus $1.3 million of expense in the year ago quarter. First quarter decreases in the price of Stepan Company stock used in computing the deferred compensation liability resulted in income, whereas, increases in the year ago quarter resulted in expense. In addition, there were no system implementation costs in the current year’s administrative expenses compared to $0.9 million of incremental costs in the year ago quarter. Higher salary and legal costs offset part of these reductions in administrative expense. Foreign administrative expenses also rose due to currency translation against a weaker dollar. Higher marketing expenses, as well as research and development expenses, were principally due to higher salary costs.

Interest expense rose 20 percent due to higher average debt levels coupled with a higher proportion of fixed rate debt.

“It is clear that 2003 is going to be a challenging year,” said Mr. Stepan. “Full year 2003 earnings will most likely be lower than 2002. The war and resulting volatility in natural gas and raw material costs compounded by a weak economy have created a host of challenges, which we plan to meet head on. We have increased prices effective April 1 as part of our effort to restore our margins. We are aggressively pursuing opportunities in several fabric softener products that are still expected to contribute to 2003 sales, but at a slower ramp up than previously anticipated. And lastly, we are rigorously analyzing our internal cost structure and implementing reductions. While we expect second quarter results to exceed the first quarter, we will not attain as strong a result as the second quarter of 2002. We expect further improvement based on these efforts to materialize during the second half of the year.”

Stepan Company will host a conference call to discuss the first quarter results at 2:00 p.m. Eastern Daylight Time this date, April 30, 2003. To listen to a live webcast of this call, please go to our Internet website at: www.stepan.com, click on investor relations, next click on conference calls and follow the directions on the screen.

Stepan Company, headquartered in Northfield, Illinois, is a leading producer of specialty and intermediate chemicals used in household, industrial, personal care, agricultural, food and insulation related products. The common and the convertible preferred stocks are traded on the New York and Chicago Stock Exchanges under the symbols SCL and SCLPR.

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Information in this press release contains forward looking statements, which are not historical facts. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limiting foreign currency fluctuations, prospects for our foreign operations and certain global and regional economic conditions and factors detailed in the company’s Securities and Exchange Commission filings.

STEPAN COMPANY

Statements of Income

For the Three Months Ended March 31, 2003 and 2002

(Unaudited – 000’s Omitted)

	Three Months Ended March 31
	2003	2002	% Change
Net Sales	$187,080	$181,156	+	3
Cost of Sales	161,722	152,187	+	6

Gross Profit	25,358	28,969	-	12

Operating Expenses:
Marketing	6,628	6,131	+	8
Administrative	7,375	9,403	-	22
Research, development and technical services	6,215	5,986	+	4

	20,218	21,520	-	6

Operating Income	5,140	7,449	-	31
Other Income (Expense):
Interest, net	(2,152)	(1,791)	+	20
Income from equity in joint venture	452	488	-	7

	(1,700)	(1,303)	+	30

Income Before Provision for Income Taxes	3,440	6,146	-	44
Provision for Income Taxes	1,152	2,336	-	51

Net Income	$2,288	$3,810	-	40

Net Income Per Common Share
Basic	$0.24	$0.41	-	41

Diluted	$0.23	$0.39	-	41

Shares Used to Compute Net Income per Common Share
Basic	8,882	8,835	+	1

Diluted	9,082	9,740	-	7

STEPAN COMPANY

Balance Sheets

March 31, 2003 and December 31, 2002

(Unaudited – 000’s Omitted)

	2003 March 31	2002 December 31
ASSETS

Current Assets	$204,443	$185,112

Property, Plant & Equipment, net	210,554	211,050

Other Assets	42,814	43,505

Total assets	$457,811	$439,667

LIABILITIES & STOCKHOLDERS’ EQUITY

Current Liabilities	$112,728	$105,017

Deferred Income Taxes	19,678	20,065

Long-term Debt	113,841	104,304

Other Non-current Liabilities	52,171	51,452

Stockholders’ Equity	159,393	158,829

Total liabilities & Stockholders’ equity	$457,811	$439,667

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